Exhibit 99.1

Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

J. William Mills III Appointed to the CCA Industries, Inc. Board of Directors

Ridgefield Park, NJ, October 3, 2017: CCA Industries, Inc. (NYSE AMERICAN: “CAW”) announced today that J. William Mills III was appointed on September 28, 2017 to the board of directors to fulfill the unexpired term of Linda Shein who resigned on September 7, 2017. Mr. Mills, deemed by the board to be independent, was also appointed to the audit committee.

J. William Mills, III was president of the Philadelphia and Southern New Jersey region of PNC, a member of The PNC Financial Services Group, from 2001 to 2014. The Philadelphia and Southern New Jersey market is the largest PNC market.

Mills, a 43-year financial services veteran, joined Provident National Bank (a PNC predecessor) in 1989 as bank treasurer and president of the PNC Funding Corp. He later became senior vice president of Fixed-Income Investments for PNC Investment Management and Research. Mills was promoted to executive vice president in 1993 in charge of Capital Markets and chaired the Asset Liability Committee. Following that assignment, he was executive vice president managing PNC Wealth Management in Philadelphia and Southern New Jersey. Mills started his career as a trader and vice president at Merrill Lynch Government Securities Inc., in New York City and moved to Industrial Valley Bank as senior vice president and treasurer. In 1984, Mills was named managing director of the Capital Markets Division at CoreStates Financial Corporation.

Mills is active in the Philadelphia and Southern New Jersey community, serving as Vice Chairman of the board of directors of Independence Blue Cross, Temple University as Chair of the Athletic Committee and member of the Executive Committee, Audit and Investment Committees. He also serves on the board of The United Way of Southeastern Pennsylvania, and co-chairs the Corporate Board of the Barnes Foundation. He is an emeritus board member of the Police Athletic League.

Mills was the 2013 recipient of the William Penn Award, presented by the Greater Philadelphia Chamber of Commerce to an outstanding business and civic leader.

He holds a master’s in economics from Niagara University, a bachelor’s in mathematics from Ohio State University and is a graduate of the University of Illinois School of Bank Investments.

CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Porcelana” skin care products and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.